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TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE INTERNATIONAL BUSINESS COMPANIES ACT
(CAP. 291)

CERTIFICATE OF INCORPORATION (SECTIONS 14 AND 15)

No. 581615

The Registrar of Companies of the British Virgin Islands HEREBY CERTIFIES *pursuant to the International Business Companies Act, Cap. 291 that all the requirements of the Act in respect of incorporation having been satisfied,*

BEASLEY HOLDINGS LIMITED

is incorporated in the British Virgin Islands as an International Business Company this 13th day of February, 2004.

CERTIFIED TRUE COPY
PHILIP C. C. HAU & CO.
Certified Public Accountants
Philip C. C. Hau - AHKSA, CPA

Given under my hand and seal at Road Town, in the Territory of the British Virgin Islands

Ag. REGISTRAR OF COMPANIES

CRTI001M